Press Release	Source: instaCare Corp.

instaCare Corp. Announces Reverse Split and Targets Future Exchange Listing

Friday February 3, 7:30 am ET

NEW YORK--(BUSINESS WIRE)--Feb. 3, 2006--instaCare Corp. (OTCBB:ISCR - News), a leading distributor of life-saving prescription drugs and a developer of patent-pending technologies for e-health and EMR applications, today announced that the Company has effected a 1 for 80 reverse split of its common stock effective at the opening of trading today, February 3, 2006. The Company currently has 583,981,014 shares outstanding. After the reverse split, there will be approximately 7,299,763 shares outstanding. Reflective of this reverse split, the Company's symbol has been changed from INCA to ISCR. The reverse stock split will not affect any stockholder's proportionate interest in instaCare.

"The last 12 months have been exciting and productive for instaCare, as we changed the Company's name, health industry focus, business strategy and now we are taking the first important steps to acquire a listing on an accredited exchange," commented Robert Cox, chairman and chief executive officer." All of the steps we are taking are expected to be highly beneficial for shareholders and are appropriate steps given the success of our drug distribution strategy. Our efforts have delivered results which exceeded our own internal projections which we will disseminate at the completion of our year-end audit."

Forward Looking Statements:

This release contains forward-looking statements about our business or financial condition that reflect our assumptions and beliefs based on information currently available. We can give no assurance that the expectations indicated by such forward-looking statements will be realized. There may be other risks and circumstances that we are unable to predict. When used in this release, words such as "believes," "expects," "forecasts," "intends," "projects," "plans," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements, although there may be certain statements not accompanied by such expressions.

For further information, visit the company's Web Site: http://www.instacare.net or http://www.caredecision.net

Contact:

instaCare Corp.

Keith Berman, 805-446-1973

kmb@instacare.net

or

Investor Relations Contacts:

Lippert/Heilshorn & Associates, Inc.

Kim Sutton Golodetz (kgolodetz@lhai.com)

Lisa Lindberg (llindberg@lhai.com)

212-838-3777